Exhibit 99.2

Non-GAAP Financial Information

Kyndryl Free Cash Flow / Modeled Free Cash Flow

Management has used free cash flow as a measure to evaluate its operating results, to plan strategic investments and assess its ability and need to incur and service debt. The entire free cash flow amount is not necessarily available for discretionary expenditures. The company has defined free cash flow as net cash from operating activities less the change in net capital expenditures.

The Kyndryl free cash flow measure is based on Kyndryl’s 2020 historical financial statements, prepared on a carve-out basis under U.S. GAAP. The carve-out methodologies and principles may not be reflective of the results of operations, financial position and cash flows had Kyndryl been a separate company. Therefore, the company has also provided a Kyndryl modeled free cash flow estimate. The modeled free cash flow estimate includes adjustments to reflect a more representative view of Kyndryl cash flows. The adjustments primarily relate to new commercial pricing arrangements and contract scope changes as well as a net reduction in expense compared to the allocated expenses from IBM included in Kyndryl’s historical financial statements.

IBM Free Cash Flow / Modeled Free Cash Flow

The company uses free cash flow as a measure to evaluate its operating results, plan shareholder return levels, strategic investments and assess its ability and need to incur and service debt. The entire free cash flow amount is not necessarily available for discretionary expenditures. The company defines free cash flow as net cash from operating activities less the change in Global Financing receivables and net capital expenditures, including the investment in software. A key objective of the Global Financing business is to generate strong returns on equity, and our Global Financing receivables are the basis for growth. Accordingly, management considers Global Financing receivables as a profit-generating investment, not as working capital that should be minimized for efficiency. Therefore, management presents free cash flow that excludes the effect of Global Financing receivables.

The company has also provided a 2020 post-separation modeled free cash flow estimate to provide insight into IBM’s estimated free cash flow following the separation of Kyndryl. The company defines modeled free cash flow as IBM free cash flow, less Kyndryl’s modeled free cash flow (as defined above).